                                                                REDACTED VERSION


                                 EXHIBIT 10.23

                                       To

                        Targeted Genetics Corporation's

                                   Form 10-K

                               For the Year Ended

                               December 31, 1997

     "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                               LICENSE AGREEMENT

     This Agreement is made and entered into as of March 15, 1997 (the "Effective Date") by and between THE BURNHAM INSTITUTE, a non profit public benefit corporation duly organized and existing under the laws of the State of California and having its principal office at 10901 North Torrey Pines Road, La Jolla, CA 92037, USA (hereinafter referred to as "INSTITUTE"), and TARGETED GENETICS CORPORATION, a corporation duly organized under the laws of the State of Washington and having its principal office at 1100 Olive Way, Suite 100, Seattle, WA 98101 (hereinafter referred to as "LICENSEE").

                                    RECITALS
                                    --------

     A. INSTITUTE is the owner of certain PATENT RIGHTS (as later defined herein) and warrants that it has the right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government.

     B. INSTITUTE desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder.

     C. LICENSEE has represented to INSTITUTE that LICENSEE is experienced in the development of products similar to the LICENSED PRODUCT(s) (as later defined herein) and that it will commit itself to a diligent program of exploiting the PATENT RIGHTS so that public utilization will result therefrom.

     D. LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                            ARTICLE 1 - DEFINITIONS
                            -----------------------

     For the purposes of this Agreement, the following words and phrases will have the following meanings:

     1.1 "LICENSEE" means Targeted Genetics Corporation as well as a related company of Targeted Genetics Corporation, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by Targeted Genetics Corporation, an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of

          Targeted Genetics Corporation and an organization, the majority ownership of which is directly or indirectly common to the ownership of Targeted Genetics Corporation.

     1.2  "PATENT RIGHTS" means all of the following:

          (a)  The US Patent Applications listed in Appendix A;

          (b) divisions, continuations and continuations-in-part of (a) above, including reissues, extensions or reexaminations of the foregoing; and

          (c)  all foreign counterparts of (a) and (b) above;

          (d) any and all US and foreign counterpart patent applications and patents including divisions, continuations and continuations-in-part and reissues, extensions or reexaminations of the foregoing that claim any Institute Invention or Joint Invention as those terms are defined in the Sponsored Research Agreement of even date herewith;

          (e) but excluding claims in any or all of (a) - (d) above drawn to any uses of nucleic acid sequences that are not homologous with, or a derivative, variant, progeny or improvement of E1A.

     1.3 A "LICENSED PRODUCT" will mean any product or composition which would, in the applicable jurisdiction, in the absence of the license granted hereunder, infringe a Valid Claim.

     1.4 A "LICENSED PROCESS" will mean any method or process or part thereof which would in the applicable jurisdiction, in the absence of the license granted hereunder, infringe a Valid Claim.

     1.5 "NET SALES" will mean LICENSEE's (and its sublicensees') gross billings for LICENSED PRODUCTS produced hereunder less the sum of the following items to the extent that said items are included in the gross billings: (a) discounts actually allowed in amounts customary in the trade; (b) sales taxes, tariffs, duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed; and (d) amounts allowed or credited on returns.

          No deductions will be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. LICENSED PRODUCTS will be considered "sold" when billed to the customers.

     1.6  "TERRITORY" will mean the entire world.

     1.7  "FIELD OF USE" will mean for the diagnosis and/or treatment of cancer.

     1.8 "SPONSORED RESEARCH AGREEMENT" means the agreement of even date herewith between the INSTITUTE and LICENSEE having said title.

     1.9 "VALID CLAIM" will mean any pending or issued claim of the LICENSED PATENT RIGHTS that has not been held invalid or unenforceable by a final judgment by a court of competent jurisdiction and authority which is unappeallable or as to which the applicable time for appeal has expired without any appeal being filed.

                       ARTICLE 2 - GRANT AND SUBLICENSES
                       ---------------------------------

     2.1 License Grant. INSTITUTE hereby grants to LICENSEE the exclusive license right to make, use, sell, import and export (subject to the provisions of Article 9) LICENSED PRODUCTS and LICENSED PROCESSES in the TERRITORY, for use in the FIELD OF USE. This license grant will continue until the last to expire of the PATENT RIGHTS, unless this Agreement is terminated sooner according to the terms hereof. This license grant is subject to the governmental rights referenced in Recital A and to the reserved rights referenced in Paragraph 2.2 hereof.

     2.2 Reserved Rights. INSTITUTE reserves the right to (a) practice and have practiced the PATENT RIGHTS for noncommercial purposes; and (b) use and distribute to third parties material covered by the PATENT RIGHTS for noncommercial research purposes and (c) grant to others the right to practice the PATENT RIGHTS to make use or sell products that are not LICENSED PRODUCTS and LICENSED PROCESSES. INSTITUTE will notify LICENSEE of any pending distribution of materials covered by the PATENT RIGHTS to commercial third parties and its intention to grant licenses per (b) and (c) of this section, respectively, at least thirty (30) days prior to such planned distribution.

          LICENSEE will have the right to request that materials covered by the PATENT RIGHTS not be distributed or licenses not granted, and such request will not be unreasonably denied by the INSTITUTE.

     2.3 No Implied Rights. The license granted hereunder will not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A hereof.

     2.4 Sublicensing. LICENSEE will have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder, subject to the INSTITUTE'S prior written approval, which approval will not be unreasonably denied. Upon any termination of this Agreement, sublicensees' rights will also terminate, subject to Paragraph 13.6 hereof.

     2.5 Binding on Sublicensee. LICENSEE agrees that any sublicenses granted by it will provide that all obligations of LICENSEE to INSTITUTE created by this Agreement will be binding upon the sublicensee as if it were a party to this Agreement.

     2.6 No Extra Consideration from Sublicensee. LICENSEE will not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of INSTITUTE

                           ARTICLE 3 - DUE DILIGENCE
                           -------------------------

     3.1  Commercialization.

          (a) LICENSEE will use its commercially reasonable efforts to bring LICENSED PRODUCTS to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for LICENSED PRODUCTS throughout the life of this Agreement.

          (b) LICENSEE will prepare and furnish to INSTITUTE an annual development and progress report, as of June 30 of each year, describing LICENSEE'S progress (and sublicensee's plans) for the development and commercialization of LICENSED PRODUCTS.

          (c) So long as LICENSEE is pursuing commercially reasonable efforts to bring to market and to diligently market at least one

               LICENSED PRODUCT, including meeting the milestones for said LICENSED PRODUCT as specified in Paragraph 3.2, below, then INSTITUTE will not be entitled to terminate this Agreement on account of a default under this Paragraph 3.1.

     3.2 Milestones. In addition, LICENSEE will adhere to the following milestones:

          (a) Initiate first Phase II clinical trial for a product covered by the PATENT RIGHTS not more than [ * ] from the Effective Date; and

          (b) Initiate first Phase III clinical trial for a product covered by the PATENT RIGHTS not more than [ * ] from the Effective Date; and

          (c) File a New Drug Application for a product covered by the PATENT RIGHTS not more than [ * ] years from the Effective Date; and

          (d) Receive approval of a New Drug Application for a product covered by the PATENT RIGHTS not more than [ * ] years from the Effective Date.

     3.3  If LICENSEE fails to achieve the milestones described in Paragraph 3.2
          (a), then the INSTITUTE has the option, in its sole discretion, to terminate this Agreement, or to convert the exclusive license granted by this Agreement to a non-exclusive license.

     3.4 LICENSEE may request INSTITUTE approval to modify the milestones described in Paragraph 3.2 (b)-(d). If LICENSEE can reasonably demonstrate that such failure is attributable to causes outside of its control, INSTITUTE approval of such request will not be unreasonably denied. If such failure is attributable to causes within LICENSEE'S



[*]  Confidential Treatment Requested
          control then the INSTITUTE has the option, in its sole discretion, to consider such failure a material breach or default of this Agreement and may exercise its right to terminate this Agreement pursuant to Paragraph 13.3 hereof.

               ARTICLE 4 - LICENSE FEES, ROYALTIES AND MILESTONES
               --------------------------------------------------

     4.1 License Fees and Stock Warrants. In consideration of the license granted LICENSEE pursuant to Article 2 hereof, LICENSEE will pay and/or deliver to the INSTITUTE:

          (a)  a license fee of [ * ] cash payable as follows:

               [ * ] already paid by LICENSEE upon execution of the term sheet that outlined the terms of this Agreement, receipt of which is hereby acknowledged; [ * ] due within thirty (30) days after the Effective Date; and [ * ] due on or before six months after the Effective Date.

          (b) a stock warrant to purchase 50,000 of LICENSEE'S common stock at the market price as of the Effective Date of this Agreement, which warrant will be exercisable for a period of seven years after the Effective Date. Such warrant will vest as follows:

               1.   16,667 shares upon the Effective Date of this Agreement;

               2. 16,666 shares upon successful completion by INSTITUTE of [ * ], provided that such studies are completed within one
                    (1) year after the Effective Date, and provided further that if such studies are not completed within one (1) year after the Effective Date such warrant for these 16,666 shares will be rescinded;

               3.   16,667 shares upon issuance of a US patent covering [ * ].

     4.2  Running Royalties.

          (a) LICENSEE will pay to the INSTITUTE running royalties of [ * ] of NET SALES of the LICENSED



[*]  Confidential Treatment Requested
               made, used or sold by LICENSEE or sublicensees; provided however, if there are multiple, stacking royalties payable by LICENSEE on the LICENSED PRODUCTS to third parties, then LICENSEE may reduce the [ * ] royalty to INSTITUTE on the same proportionate basis as all of the other stacking royalties are reduced, so long as the resulting royalty payable to the INSTITUTE does not go below
               [ * ] of NET SALES of LICENSED PRODUCTS.

          (b) In the case of NET SALES of LICENSE PRODUCTS by sublicensees, INSTITUTE will be paid the greater of the running royalties specified in Paragraph 4.2(a) or [ * ] of the royalties payable by the sublicensee to LICENSEE.

          (c) In the case of a sublicense which pays any consideration to LICENSEE other than running royalties on NET SALES of LICENSED PRODUCTS ("Non-Royalty Fees") (e.g. such other consideration includes license fees, marketing fees, milestone payments, equity in sublicensee, bonus payments and the like - but excludes specific funding for specific future research and development work and purchases of equity in LICENSEE) then LICENSEE will pay [ * ] of said other consideration to INSTITUTE. In the event that LICENSEE sublicenses the PATENT RIGHTS to a third party in combination with patent(s) and or other rights of the University of Texas MD Anderson Cancer Center ("MDACC") for which LICENSEE receives Non-Royalty Fees, then the INSTITUTE's share of Non-Royalty Fees will be reduced from [ * ] to the amount of reduction from [ * ] agreed to by MDACC, but in no event will the INSTITUTE's share of Non-Royalty Fees be reduced to less than [ * ].

          (d) Payments of royalties will be made within thirty (30)days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering LICENSED PRODUCTS sold during the preceding calendar quarter. Payments of other consideration pursuant to Paragraph 4.2(c) will be made within thirty (30) days after receipt by LICENSEE.

[*]  Confidential Treatment Requested

     4.3 Milestone Payments. LICENSEE will pay to the INSTITUTE the following milestone payments, due as follows:

          (a) [ * ] upon achievement of the milestone outlined in Paragraph 3.2(a); and

          (b) [ * ] upon achievement of the milestone outlined in Paragraph 3.2(b); and

          (c) [ * ] upon achievement of the milestone outlined in Paragraph 3.2(c); and

          (d)  [ * ] upon achievement of the milestone outlined in Paragraph
               3.2(d)

     4.4 Minimum Sales. From and after the date of the first commercial sale of a LICENSED PRODUCT, in each of the three succeeding calendar yeras, LICENSEE will pay to the INSTITUTE royalties of not less than [ * ] ("Minimum Royalties"). In each calendar year thereafter LICENSEE will achieve sales of LICENSED PRODUCTS sufficient to produce royalties payable to the INSTITUTE of not less than [ * ]. If LICENSEE fails to achieve such sales after three (3) full calendar years from the date of the first commercial sale, INSTITUTE may either terminate this Agreement or convert the license rights from exclusive to non-exclusive. Minimum Royalties for the first year of commercial sales will be pro-rated according to the month when such sales begin.

     4.5 Net of Taxes. All payments due hereunder will be paid in full, without deduction of taxes or other fees which may be imposed by any government (excluding however any US income taxes which may be payable by INSTITUTE), and which taxes and fees will be paid by LICENSEE.

     4.6 No Multiple Royalties. No multiple royalties will be payable to INSTITUTE because any LICENSED PRODUCT is covered by more

[*]  Confidential Treatment Requested
          than one patent or patent application included in the PATENT RIGHTS licensed under this Agreement.

     4.7 US Dollar Payments. Royalty payments will be paid in United States dollars in San Diego, California, or at such other place as INSTITUTE may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion will be required in connection with the payment of royalties hereunder, such conversion will be made by using the exchange rate prevailing at the Chase Manhattan Bank (NA) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                        ARTICLE 5 - REPORTS AND RECORDS
                        -------------------------------

     5.1 LICENSEE'S Books; Inspection. LICENSEE will keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to INSTITUTE hereunder. Said books of account will be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates.
          Said books and the supporting data will be open and made available for inspection by the INSTITUTE and/or its agents not less than seven (7) days after receipt by LICENSEE of INSTITUTE'S advance written notice of its intent to inspect said books and data for three (3) years following the end of the calendar year to which they pertain, for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Such inspection may be conducted no more frequently than annually. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to INSTITUTE's detriment, LICENSEE agrees to pay the full cost of such inspection.

     5.2 Annual Development Reports. Before the first commercial sale of a LICENSED PRODUCT, LICENSEE will submit to INSTITUTE annual reports on June 30 of each year as to LICENSEE'S activities, progress and plans applicable to Paragraphs 3.1 and 3.2.

     5.3 Quarterly Royalty Reports. Within thirty (30) days after the expiration of each calendar quarter commencing with the quarter in which the first commercial sale occurs of a LICENSED PRODUCT, LICENSEE will deliver to INSTITUTE a written statement of all royalties due on sales of LICENSED PRODUCTS during such calendar quarter. Such written statements will be duly signed on behalf of LICENSEE and will show the NET SALES of LICENSED PRODUCTS sold by LICENSEE and/or its sublicensees during such calendar quarter and the amount of royalties due, pursuant to section 4.2. If no royalties are due, LICENSEE will so report.

     5.4 Late Payment Charge. The payments set forth in this Agreement will, if overdue, bear interest until paid at a per annum rate equal to two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (NA) on the due date. The payment of such interest will not preclude INSTITUTE from exercising any other rights it may have as a consequence of the lateness of any payment.

                         ARTICLE 6 - PATENT PROSECUTION
                         ------------------------------

     6.1 LICENSEE'S Payment of Patent Costs. Payment of all reasonable fees and costs relating to the filing, prosecution, and maintenance of the PATENT RIGHTS incurred after December 1, 1996, will be the responsibility of LICENSEE, and will be paid by LICENSEE.

     6.2 INSTITUTE'S Duty. Subject to LICENSEE'S payment of the reasonable costs, INSTITUTE will apply for, seek prompt issuance of, and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in the foreign countries listed in Appendix B hereto. Appendix B may be amended by written agreement of both parties. The prosecution, filing and maintenance of all PATENT RIGHTS will be the primary responsibility of INSTITUTE; provided, however, that INSTITUTE will keep LICENSEE fully informed of the progress thereof, and will provide LICENSEE with copies of all documents related to filing, prosecuting and maintaining the PATENT RIGHTS, and a reasonable opportunity to review any proposed application, amendment, response or other communication related to the PATENT RIGHTS; and the INSTITUTE will use its best efforts to accommodate LICENSEE'S reasonable requests regarding filing, prosecuting and maintaining the PATENT RIGHTS.

                            ARTICLE 7 - INFRINGEMENT
                            ------------------------

     7.1 Prosecution of Infringement Action. If it is believed in good faith that the PATENT RIGHTS are infringed by a third party as evidenced by a third party's manufacture, use or sale of a product, the party to this Agreement first having knowledge of such infringement will promptly notify the other party in writing, which notice will set forth the facts of such infringement in reasonable detail. LICENSEE will have the right, but not the obligation, to institute and prosecute at its own expense any such infringement of the PATENT RIGHTS to enjoin any third party infringement of the PATENT RIGHTS in such third party's efforts to make, use or sell a product and to recover damages as may be awarded. If LICENSEE fails to bring such action or proceedings within a period of three (3) months after receiving written notice or otherwise having knowledge of such infringement, then INSTITUTE will have the right, but not the obligation, to prosecute at its own expense any infringement of the PATENT RIGHTS. In either instance in which one party to this Agreement institutes an infringement action, the second party will agree to be joined as a party plaintiff if required by law, and at the expense of the first party, and the second party further agrees to give the first party reasonable assistance and authority to file and to prosecute such suit. Any recovery of damages and costs in such suits will be apportioned as follows: the party bringing the suit will first recover an amount equal to two (2) times the costs and expenses incurred by the party directly related to the prosecution of such action, and the remainder will be divided equally between the INSTITUTE and LICENSEE.

     7.2 Consent to Settlement. No settlement or consent judgment or other voluntary final disposition of a suit under this Article may be entered into without the consent of the INSTITUTE and/or LICENSEE, which consents will not be unreasonably withheld.

     7.3 Sublicense to Infringer. LICENSEE will have the sole right to grant a sublicense to any alleged infringer for the FIELD OF USE to make, use or sell LICENSED PRODUCTS, subject to compliance with all of the terms and conditions, including Paragraph 2.4, of this Agreement.

                         ARTICLE 8 - PRODUCT LIABILITY
                         -----------------------------

     8.1 Indemnity. LICENSEE will at all times during the term of this Agreement and thereafter, indemnify, defend and hold INSTITUTE, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the testing, production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) or arising from any obligation of LICENSEE hereunder, excepting only claims that the PATENT RIGHTS infringe third party intellectual property.

     8.2 Insurance. LICENSEE will obtain and carry in full force and effect liability insurance which will protect LICENSEE and INSTITUTE with respect to events covered by Paragraph 8.1, above, as soon as commercially practical, but in no event later than the earlier of the commencement of any clinical trial for or the first sale of a LICENSED PRODUCT or first practice of a LICENSED PROCESS. The limits of such insurance will not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage and such insurance will be endorsed to included clinical trials or product liability coverage as the circumstances may require. LICENSEE will provide INSTITUTE with Certificates of Insurance evidencing the same and will provide ten (10) days written notice to INSTITUTE prior to any cancellation or material change thereof. LICENSEE will have INSTITUTE named as an additional insured on such insurance prior to the date of the first commercial sale of a LICENSED PRODUCT or the practice of a LICENSED PROCESS. Additionally, LICENSE will use its best efforts to have INSTITUTE named as an additional insured on such insurance prior to the commencement of any clinical trial for a LICENSED PRODUCT or LICENSED PROCESS. If, however, LICENSEE is unable to have INSTITUTE named as an additional insured on such insurance prior to the commencement of any clinical trial for a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE will so advise INSTITUTE prior to the commencement of such clinical trial and the INSTITUTE and LICENSEE will negotiate in good faith alternative means to protect the INSTITUTE with respect to events covered by Paragraph 8.1 during the period of such clinical trial.

     8.3 Disclaimers by INSTITUTE. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INSTITUTE, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING,

          AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY INSTITUTE THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER WILL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT WILL INSTITUTE, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER INSTITUTE WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY.

     8.4 Representations by INSTITUTE. INSTITUTE hereby makes the representations as set forth in Recital A of this Agreement.

                          ARTICLE 9 - EXPORT CONTROLS
                          ---------------------------

     It is understood that INSTITUTE is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE will not export data or commodities to certain foreign countries without prior approval of such agency. INSTITUTE neither represents that a license will not be required nor that, if required, it will be issued.

                         ARTICLE 10 - NON-USE OF NAMES
                         -----------------------------

     LICENSEE will not use the names or trademarks of The Burnham Institute, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from INSTITUTE, or said employee, in each case, except that LICENSEE may state that it is licensed by INSTITUTE under one or more of the patents and/or applications comprising the PATENT RIGHTS. INSTITUTE will not use the name of the LICENSEE in any public disclosure without the prior written consent of the LICENSEE.

                            ARTICLE 11 - ASSIGNMENT
                            -----------------------

     This Agreement is not assignable by LICENSE without the express prior written consent of the INSTITUTE except in the event of the sale of all or
substantially all of the LICENSEE'S assets and/or business.   Any other attempt
to assign this Agreement without such consent will be void. This Agreement will bind and inure to the benefit or permitted assigns.

                        ARTICLE 12 - DISPUTE RESOLUTION
                        -------------------------------

     12.1 Arbitration. All disputes arising between the INSTITUTE and LICENSEE under this Agreement will be settled by binding arbitration conducted in the English language in accordance with and US laws with the Commercial Arbitration Rules of the American Arbitration Association. The parties will cooperate with each other in causing the arbitration to be held in an efficient and expeditious manner. Any arbitration proceeding instituted under this Agreement will be brought in the state and county of the principal executive offices of the party against which the arbitration is initiated.

     12.2 Award. Any award rendered by the arbitrators will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court of record of competent jurisdiction. Each party will pay its own expenses of the arbitration, and the expenses of the arbitrators will be equally shared, unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one party (including reasonable attorneys' fees) against the other party.

     12.3 Jurisdiction. The law governing this Agreement, for purposes of the arbitration will be the law of the state of the principal offices of the party against which the arbitration is initiated.

     12.4 No Waiver. Notwithstanding the foregoing, nothing in this Article will be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                            ARTICLE 13 - TERMINATION
                            ------------------------

     13.1 Cessation of Business by LICENSEE. If LICENSEE will cease to carry on its business, this Agreement will terminate upon notice by INSTITUTE.

     13.2 Payment Default by LICENSEE. If LICENSEE fails to make any payment due and payable to INSTITUTE hereunder, INSTITUTE will have the right to terminate this Agreement effective on thirty (30) days' written notice, unless LICENSEE will make all such payments to INSTITUTE within said thirty (30) day period. Upon the expiration of the thirty
           (30) day period, if LICENSEE has not made all such payments to INSTITUTE, the rights, privileges and license granted hereunder will automatically terminate.

     13.3 Default by LICENSEE. Upon any material breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Paragraphs 3.3 or 4.4 or 8.1 or Article 11), other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which will always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, INSTITUTE will have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' written notice to LICENSEE. Such termination will become automatically effective unless LICENSEE will have cured any such material breach or default prior to the expiration of the ninety (90) day period.

     13.4 LICENSEE'S right to Terminate. LICENSEE will have the right to terminate this Agreement at any time on six (6) months' written notice to INSTITUTE, and upon payment of all amounts due INSTITUTE through the effective date of the termination.

     13.5 Effect of Termination. Upon termination of this Agreement for any reason, nothing herein will be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 12, 13.5, 13.6, and 15 will survive any such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell its then existing inventory of LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE will make the payments to INSTITUTE as required by Article 4 of this Agreement and will submit the reports required by Article 5 hereof.

     13.6 Sublicenses. Upon termination of this Agreement for any reason, any sublicensee will also terminate, but a sublicensee will have the right to seek a license from INSTITUTE. INSTITUTE agrees to negotiate such a license in good faith under reasonable terms and conditions subject to the INSTITUTE'S sole discretion as to whether or not to enter into a new license agreement.

                       ARTICLE 14 - PAYMENTS AND  NOTICES
                       ----------------------------------

     Any payment, notice or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other party:

     In the case of INSTITUTE:

          Vice President
          The Burnham Institute
          10901 North Torrey Pines Road
          La Jolla, CA 92037

     In the case of LICENSEE:

          President
          Targeted Genetics Corporation
          1100 Olive Way, Suite 100
          Seattle, WA  98101

                     ARTICLE 15 - MISCELLANEOUS PROVISIONS
                     -------------------------------------

     15.1 Governing Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the State of California, USA, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

     15.2 Entirety. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and will not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.3 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement will be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.4 Patent Marking. LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     15.5 No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     15.6 No Third Party Beneficiary. The rights set forth in this Agreement are for the benefit of the parties to this Agreement. No third party will have any benefits or rights under this Agreement, without the expressed written approval of both parties to this Agreement.

     15.7 Counterparts. This Agreement may be signed in counterparts, and signatures may be transmitted by facsimile.

     15.8 Construction. The words and provisions in the Agreement will be construed and applied in accordance with the customary and plain meaning of the words and provisions. Any ambiguity in the interpretation of this Agreement will not be construed against either party as the draftsman of this Agreement.

     15.9 The INSTITUTE and its agents will maintain in confidence and will not disclose to any third party or use for any purpose not expressly authorized by this Agreement, all information provided to the INSTITUTE or its agents pursuant to Articles 3 and 5 of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

THE BURNHAM INSTITUTE


By:  Louis R. Coffman            3/17/97
    ----------------------      ---------
           Signature              Date

TARGETED GENETICS CORPORATION


By:  H. Stewart Parker            3/19/97
    -----------------------      ---------
           Signature               Date

                                   APPENDIX A

     1. US Patent Application, "Method of Inhibiting Replication of Hyperproliferative Cells", Serial No. 07/960,112, and continuing application 08/473,399.

     2. US Patent Application, Method of Sensitizing Tumor Cells with Adenovirus E1A", Serial No. 08/301,316.

     3. Any US or foreign patent applications and patents covering inventions conceived and/or reduced to practice in the laboratory of Dr. Steven Frisch at the INSTITUTE during the course and term of the Sponsored Research Agreement between the INSTITUTE and LICENSEE of even date herewith.

                                  APPENDIX B
                                  ----------

                          Foreign Patent Applications
                                (Paragraph 6.2)

     Foreign countries in which PATENT RIGHTS will be filed, prosecuted and maintained in accordance with Article 6:

          EPO

          CANADA

          JAPAN

          AUSTRALIA

     THE BURNHAM INSTITUTE

                             ---------------------

                            Established in 1976 as
                      LaJolla Cancer Research Foundation

                                                                 January 7, 1998


Stephen Lupton, Ph.D.
Corporate Development
Targeted Genetics Corporation
1100 Olive Way
Suite 10
Seattle, WA  98101

re:  Amendment to the License Agreement dated March 15, 1997

Dear Dr. Lupton:

     This letter is to amend the referenced license agreement between The Burnham Institute and Targeted Genetics Corporation. Replacement of Paragraph 4.2(b), with the following allows for a royalty stacking provision previously omitted from the original agreement.

     (b) In the case of NET SALES of LICENSED PRODUCTS by sublicenses, INSTITUTE will be paid the greater of the running royalties specified in Paragraph 4.2(a) or [ * ] of the royalties payable by the sublicensee to LICENSE; provided, however, if there are multiple, stacking royalties payable by sublicensees on the LICENSED PRODUCTS to third parties, then LICENSEE may reduce the payment to INSTITUTE on the same proportionate basis as all the other stacking royalties are reduced, so long as the resulting payment to the INSTITUTE is no less than the greater of [ * ] of NET SALES of LICENSED PRODUCTS by sublicensees or [ * ] of the royalties payable by the sublicensees to LICENSEE.

     Please acknowledge the amendment of the agreement by signing in the space provided below, on both copies of this letter, and returning a copy at your earliest convenience.

[*]  Confidential Treatment Requested

     Thank you, in advance, for your efforts in completing this amendment.

Sincerely yours,

Rosalie Gonzalez
Technology Licensing Associate

AGREED TO AND ACCEPTED                             AGREED TO AND ACCEPTED
The Burnham Institute                              Targeted Genetics Corporation

Louis R. Coffman:  Louis R. Coffman                By:  James A. Johnson
                  ---------------------------          ---------------------------
Vice President & Chief Administrative Officer      Title: Vice President, Finance
                                                          ------------------------
Date: 1/8/98                                       Date: 1/14/98
      -------------------------                          ------------------------